March 29, 2001

Centre Square West
1500 Market Street, Suite 3900
Philadelphia, PA 19102
(215) 448-1409
(215) 448-3215 (facsimile)

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, NW
Washington, DC 20549

RE:  Registration No. 033-51721
     Lincoln National Corporation Executive Deferred Compensation Plan for Employees
     Form 11-K Annual Report

Ladies and Gentlemen:

     On behalf of the Lincoln National Corporation Executive Deferred Compensation Plan for Employees (the "Plan") and pursuant to Section 15(d) of the Securities Exchange Act of 1934, we hereby file on the EDGAR system our Form 11-K for the Plan. This Form is for the Plan's fiscal year ended December 31, 2001.

     If you have any questions or comments, please call me at the telephone number listed above.

Sincerely,

/s/Dennis L. Schoff, Esq.

Dennis L. Schoff, Esq.
Associate General Counsel
Enclosure


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                        SECURTIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 11-K

                                  ANNUAL REPORT

        Pursuant to Section 15(d) of the Securities Exchange Act of 1934

                   For the fiscal year ended December 31, 2000

                     LINCOLN NATIONAL CORPORATION EXECUTIVE
                           DEFERRED COMPENSATION PLAN
                                  FOR EMPLOYEES
                            (Full title of the Plan)

                     [Current Registration Number 33-51721]

                          Lincoln National Corporation
                               Centre Square West
                         1500 Market Street, Suite 3900
                             Philadelphia, PA 19102

                 (Name of Issuer and principal executive office)


===============================================================================
                              REQUIRED INFORMATION

     Because the Lincoln National Corporation Executive Deferred Compensation Plan for Employees (formerly known as the Lincoln National Corporation Executive Savings and Profit-Sharing Plan for Employees) is an unfunded plan, no plan financial statements or schedules are maintained. Accordingly, no financial statements or schedules are filed with this Annual Report.

                                    SIGNATURE

     THE PLAN. Pursuant to the requirements of the Securities Exchange Act of 1934, the Administrator of the Plan had duly causes this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

     March 28,  2001                            /s/George  E.  Davis___
                                                  George E.  Davis,
                                                Administrator
                                                LINCOLN NATIONAL CORPORATION
                                                EXECUTIVE DEFERRED COMPENATION
                                                PLAN FOR EMPLOYEES


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